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                                                                   Exhibit 15(c)


                              RULE 12b-1 AGREEMENT
                       NATIONWIDE INVESTING FOUNDATION III


         This Agreement is made as of this _____ day of _____________, 1998, between Nationwide Advisory Services, Inc. ("Distributor"), the Distributor of the ___________________________ Shares ("Shares") of the
___________________________ Fund (the "Fund"), a series of Nationwide Investing Foundation III, an Ohio business trust (the "Trust") and __________________________________________ ("Dealer"). In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. Distributor hereby appoints Dealer to render distribution services to the Fund and its shareholders. Distribution and shareholder services may include, but are not limited to, distributing prospectuses to persons other than Shareholders of the Shares; maintaining shareholder relations; answering inquiries regarding the Fund; providing personnel and communication equipment used in connection therewith; and providing such other services as the Trust, on behalf of the Fund, or Distributor may reasonably request. Dealer represents that it is willing and possesses legal authority to provide the services contemplated by this Agreement without violation of applicable laws (including the Securities Exchange Act of 1934 and applicable state securities laws) and regulations. Any advertising and sales literature to be printed or distributed by Dealer in connection with the sale of Shares may not be distributed or otherwise used except upon prior written approval by Distributor unless such literature was provided to Dealer by Distributor in its final form.

         2. Distributor shall not be liable to Dealer and Dealer shall not be liable to Distributor except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by Distributor or by Dealer of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by the National Association of Securities Dealers, Inc.

         3. Dealer will indemnify Distributor and hold it harmless from any claims or assertions relating to the lawfulness of Dealer's participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with Dealer performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, Distributor shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all costs of such defense shall be borne by Dealer.

         4. Distributor will pay such fees as are set forth in Exhibit A hereto to Dealer.

         5. Dealer shall prepare such quarterly reports for Distributor as shall reasonably be requested by Distributor.

         6. For purposes of this Agreement, Dealer will be deemed to be an independent contractor, and in no transaction shall Dealer have any authority whatever to act as Distributor's agent or as agent for the Fund or the Trust.

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         7. No person is authorized to make any representations concerning the
Fund, the Trust or the Shares except those contained in the current prospectus of the Fund and any such information as may be officially designated as information supplemental to the prospectus.

         8. This Agreement is a related agreement under the Trust's Distribution Plan (the "Plan") and is effective as of the date first written above.

         9. This Agreement may be terminated by either party upon at least ten days' prior written notice. This Agreement also may be terminated at any time as to the Shares of the Fund, without the payment of any penalty by the vote of a majority of the members of the Board of Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or in any related agreements to the Plan ("Disinterested Trustee") or by a majority of the outstanding Shares of the Fund on not more than sixty (60) days' written notice to the parties to this Agreement.

         10. This Agreement will terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940, or upon the termination of the Distribution Agreement between the Trust and Distributor.


Dated:                                    Dealer

                                          By:
                                              ------------------------------
                                              Authorized Signature

                                              ------------------------------
                                              Title


Dated:                                    Nationwide Advisroy Services, Inc.

                                          By:
                                              ------------------------------
                                              Authorized Signature

                                              ------------------------------
                                              Title

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                        ___________________________ FUND

                     EXHIBIT A TO RULE 12b-1 AGREEMENT WITH
                       NATIONWIDE ADVISORY SERVICES, INC.


         With respect to the Shares of the ______________________________ Fund, Distributor will pay to Dealer a monthly fee computed at the annual rate of _____% of the average aggregate net asset value of the Shares held during the period in the accounts for which Dealer provides services under the Rule 12b-1 Agreement.

         For the monthly period in which the Rule 12b-1 Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Rule 12b-1 Agreement is in effect during the period.